EXHIBIT 23






The Board of Directors
Ethan Allen Interiors Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 333-47935 and 333-26949) on Form S-8 of Ethan Allen Interiors Inc. of our report dated July 31, 2003, relating to the consolidated balance sheets of Ethan Allen Interiors Inc. and Subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2003, and related financial statement schedule, which report appears in the June 30, 2003 annual report on Form 10-K of Ethan Allen Interiors Inc.


/S/  KPMG LLP

Stamford, Connecticut
September 19, 2003